EXHIBIT 23.1




            CONSENT OF YOUNG, CRAIG & CO. LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33- ) pertaining to the 1992 Stock Option Plan (As Amended), in the Registration Statement (Form S-8 No. 33- ) pertaining to the 1997 Stock Option Plan, and in the Registation Statement (Form S-8 No. 33- ) pertaining to the Employee Stock Purchase Plan, all of Forensic Technologies International Corporation, of our report dated July 25, 1996, on the financial statements of Teklicon, Inc. for the year ended March 31, 1995 included in the Annual Report (Form 10-K) of Forensic Technologies International Corporation for the year ended December 31, 1997.

                                                     /s/ Young Craig & Co., LLP.




Los Altos, California
March 27, 1998